                                                                  Exhibit (e)(2)




[CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

July 3, 2000

Board of Directors
David's Bridal, Inc.
1001 Washington Street
Conshohocken, Pennsylvania 19428

Members of the Board:

You have asked us to advise you with respect to the fairness to the holders of the common stock of David's Bridal, Inc. ("David's"), other than The May Department Stores Company ("May") and its affiliates, from a financial point of view, of the Cash Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of July 3, 2000 (the "Merger Agreement"), by and among May, Alpha Omega Acquisition, Inc., a wholly owned subsidiary of May ("Sub"), and David's. The Merger Agreement provides for, among other things, (i) a tender offer by Sub to purchase all outstanding shares of the common stock, par value $0.01 per share, of David's ("David's Common Stock") at a purchase price of $20.00 per share, net to the seller in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, the merger of Sub with and into David's (the "Merger" and, together with the Tender Offer, the "Transaction") pursuant to which each outstanding share of David's Common Stock not acquired in the Tender Offer will be converted into the right to receive the Cash Consideration.

In arriving at our opinion, we have reviewed the Merger Agreement and certain related documents, and also have reviewed publicly available business and financial information relating to David's. We have also reviewed certain other information relating to David's, including financial forecasts, provided to or discussed with us by David's, and have met with the management of David's to discuss the business and prospects of David's. We have also considered certain financial and stock market data of David's, and we have compared those data with similar data for other publicly held companies in businesses similar to David's, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of David's as to the future financial performance of David's. In addition, we have not been requested to make, and we have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of David's, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the possible acquisition of all or a part of David's.

We have acted as financial advisor to the Board of Directors of David's in connection with the Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. In the ordinary course of business, we and our affiliates may actively trade the debt and equity

[CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

Board of Directors
David's Bridal, Inc.
July 3, 2000
Page  2

securities of David's for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities. In addition, we and certain of our employees beneficially own shares and/or options to acquire shares of David's Common Stock.

It is understood that this letter is for the information of the Board of Directors of David's in connection with its evaluation of the Transaction and does not constitute a recommendation to any stockholder as to whether such stockholder should tender shares of David's Common Stock pursuant to the Tender Offer or how such stockholder should vote with respect to any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of David's Common Stock is fair to such holders (other than May and its affiliates) from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION